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                                                                    Exhibit 15.1


March 16, 1998

Board of Directors and Shareholders of
Security Capital Group Incorporated

We are aware that Security Capital Group Incorporated has incorporated by reference in its Registration Statement on Form S-8, relating to the SCGroup Incorporated 401(K) Savings Plan, its Form 10-Q for the quarter ended June 30, 1997, which includes our report dated August 11, 1997 covering the unaudited interim financial information contained therein, and its Form 10-Q for the quarter ended September 30, 1997, which includes our report dated November 12, 1997 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of such registration statement or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP